Exhibit 99.1

PRIMUS TELECOMMUNICATIONS APPOINTS THOMAS KLOSTER AS

CHIEF FINANCIAL OFFICER

MCLEAN, VA.—(BUSINESS WIRE)—December 13, 2004—PRIMUS Telecommunications Group, Incorporated (Nasdaq: PRTL), an integrated communications services provider, today announced the appointment of Thomas Kloster as Chief Financial Officer, effective January 1, 2005.

Mr. Kloster, who has served as the Senior Vice President – Corporate Finance since August 2003, will report to Mr. K. Paul Singh, Chairman and Chief Executive Officer of PRIMUS. Mr. Neil Hazard, who currently holds the combined roles of Chief Operating Officer and Chief Financial Officer of PRIMUS, will continue as the Chief Operating Officer reporting to Mr. Singh.

Mr. Kloster first joined PRIMUS in May 1996 as the Corporate Controller and later served as Chief Financial Officer of North American Operations until May 2000. Mr. Kloster’s extensive telecom and corporate finance experience includes holding positions of Vice President of Business Development at Sprint International, Senior Manger of Financial Reporting at MCI Corporation, and Controller and later Chief Financial Officer at Cidera, Inc. Mr. Kloster began his career by serving ten years in public accounting, most recently as Senior Manager of Auditing Services for PriceWaterhouseCoopers. He is a Certified Public Accountant and graduate of the University of Texas.

*    *    *

Primus Telecommunications Group, Incorporated (Nasdaq: PRTL) an integrated communications services provider offering bundled voice, data, Internet, DSL, VOIP, wireless, Web hosting, enhanced VPN applications and other value added services. PRIMUS operates an extensive global backbone network of owned and leased transmission facilities, including VOIP connections to over 150 countries and over 550 points-of-presence (POPs) throughout the world, ownership interests in 23 undersea fiber optic cable systems, 18 international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. PRIMUS also has deployed a global broadband fiber optic ATM+IP network and operates data centers to offer customers Internet, data, hosting and e-commerce services. Founded in 1994 and based in McLean, Virginia, PRIMUS serves corporate, small- and medium-sized businesses, residential and data, ISP and telecommunications carrier customers primarily located in the North America, Europe and Asia-Pacific regions of the world. News and information are available at PRIMUS’s Web site at www.primustel.com.

*    *    *

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

703 748-8050

ir@primustel.com